Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 (File Nos. 333-102288 and 333-92491) pertaining to the Employee Stock Option plans of NUR Macroprinters Ltd. (“the Company”) and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of the Company and in the related Prospectus of our report dated June 29, 2007, with respect to the consolidated financial statements of NUR Macroprinters Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2006.

/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
June 29, 2007